UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2004

Icoria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30365	56-2047837
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 T.W. Alexander Drive, Research Triangle Park, North Carolina	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 425-3000

Paradigm Genetics, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On November 19, 2004, Icoria, Inc. (“Icoria”) received a notice of termination from Bayer CropScience AG (“Bayer”) regarding the September 21, 1998 agreement, as amended, between Bayer and the Company (the “Agreement”).

The notice of termination is pursuant to the terms of the Agreement and formally establishes an abbreviated timeline for the completion of the parties’ relationship. The termination is effective from December 31, 2004. The Company anticipates that the majority of the work remaining under the Agreement will be substantially completed by the end of March 2005. Under the terms of the Agreement, the Company will earn additional fees as assays are delivered. The termination letter also acknowledges Bayer’s obligation to pay a termination fee in January 2005. In the recent conference call held on November 8, 2004 and the Current Report on Form 8-K filed November 9, 2004, Icoria disclosed its belief that this action would be taken by Bayer and that the effect of this anticipated action was already incorporated into Icoria’s future plans.

Icoria’s commercial partnership with Bayer has been in the area of crop protection. Under the terms of the Agreement, the companies collaborated on herbicide discovery. The Company’s partnership with Bayer was signed in September 1998 and was extended in November 2003. By its terms, the Agreement was scheduled to terminate in September of 2006. Icoria anticipates that the eighteen-month early termination of this Agreement will decrease the total potential revenue to be received under the Agreement by approximately $5.4 million based on the terms of the Agreement and the number of assays expected to be delivered. The labor intensive gene discovery component of the Agreement was successfully completed during the quarter ended June 30, 2004. The remaining efforts under the Agreement related to assay development by a specialized team comprising less than 5% of Icoria’s employees.

The notice of termination expresses Bayer’s satisfaction with Icoria’s services during the length of the parties’ relationship and states that corporate restructuring and enhanced internal capabilities at Bayer are the reasons for the termination of the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICORIA, INC. (Registrant)

Dated: November 24, 2004	By:	/s/ Heinrich Gugger
Heinrich Gugger President and Chief Executive Officer

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